Exhibit 99.1


[GRAPHIC OMITTED]

         American Telecom Services Introduces More than Thirty New DECT
       6.0 Multi-Handset Pay N' Talk and Internet Phones at the Consumer
                                Electronics Show

  Company remains a U.S. leader in cordless DECT 6.0 multi-handset and Internet phones using interference-free technology



ATS Contact:                   Bruce Hahn, CEO
                               (310) 871-9904
                               (404) 261-7466
                               Bruce.Hahn@atsphone.com

ATS Investor Contact:          Brett Maas, Principal
                               Hayden Communications
                               (646) 536-7331
                               brett@haydenir.com

ATS Media Relations:           Danielle Ross
                               Comunicano, Inc.
                               (858) 314-2958
                               dross@comunicano.com




Las Vegas-January 8, 2007--American Telecom Services, Inc., (AMEX: TES) a leading provider of converged communications solutions, today announced the introduction of more than 30 new models of Pay N' Talk(TM) and Digital Clear(TM) Internet cordless phones. The announcement, made at the opening of the Consumer Electronics Show in Las Vegas, includes Digital Clear Internet phones for consumers, small business Internet phone offerings, and traditional Pay N' Talk cordless, multi-handset phones, each with its own corresponding service offering.

All cordless phones use the interference-free DECT 6.0 protocol to expand to as many as five handset locations without interference from Wi-Fi, microwave ovens or other cordless phones. DECT is a proven technology available for many years in Europe, but only recently available in the U.S. DECT 6.0 provides better sound, increased functionality and a lower cost structure than the 5.8 GHz and
2.4 GHz platforms that are commonly used for cordless communications in the U.S. ATS provides the most diverse selection of DECT Pay N' Talk and Digital Clear cordless Internet phones in the U.S., all bundled with service offerings.

ATS phones are currently available at Staples, Office Depot, Eckerd's, CVS, Sears, Brandsmart, QVC, TigerDirect and Target.com. The new phone models will begin to appear in these and other stores, as well as through online "e-tailers," in the first quarter of 2007.

With prices ranging from $19.99-$99.99, these feature-rich phones are some of the most affordable in the market. Special retailer promotions and rebates are available on some phones, providing even greater values to consumers.


Digital Clear cordless Internet phones (with DECT 6.0 technology)

These ATS Digital Clear Internet phones will be bundled with corresponding service offerings from Lingo and SunRocket and are optimized for the simplest configuration and highest quality. In addition to operating with interference-free DECT 6.0 technology, the phones are equipped with a patent pending built-in Internet phone adapter and router, which makes the equipment a totally self-contained Internet phone solution. The phones connect directly into the user's broadband modem and have an output for a PC, eliminating the need for an external router, Internet phone adapter and complicated wiring.

ATS is introducing the following models:

Model SP/SS101, with interference-free DECT 6.0 technology, includes a 1.9 GHz cordless handset and a router integrated into the charging base. It has a range of more than 900 feet and is expandable to four handsets. The system can operate as an intercom between the extension handsets, and each handset is equipped with a speakerphone. Other features include: last-10-number redial, a 40-number speed dial phonebook, a 20-number caller ID log, caller ID for call waiting, 12 distinctive ring tones and multi-language support.

Model SP/SS102 includes the same features and functions as the SP/SS101, but also includes a traditional phone (RJ-11) jack so users can connect a fax machine to the base of the master unit, making it ideal for small businesses.


Digital Clear Small Business Phones

Since small office and home office (SOHO) users are already purchasing ATS phones in office superstores, ATS is launching a product lineup specifically designed for this consumer and channel in 2007. The new small business products include a corded, desktop Internet phone (model EP104) where extensions may be placed around the office and a USB flash drive mobile Internet phone (model JP105). Additionally, ATS is launching a two-port (model JP107) and four-port (model JP106) Internet phone adapter. Each allows for multiple phone lines to be installed in any broadband-enabled office and may be connected to third-party phones or other ATS products (each may be made available bundled with cordless DECT phones). These products will be bundled with service offerings specifically designed for this market segment.


Pay N' Talk cordless phones (with DECT technology)

ATS is also introducing new Pay N' Talk traditional cordless phones, all with DECT 6.0 interference-free technology. All Pay N' Talk phones include the unique "Money Saving Green Button" for one-step access to the company's patent-pending Pay N' Talk prepaid long-distance platform. Each of these models will be made available individually as a master unit, an extension handset or in multiple handset combinations.

Master Phones

Model RA223 includes the following additional features: caller ID, handset paging from the base, three-way conferencing, transfer of external calls between handsets, four ring tone melodies and last-number redial.

Model PA225 has all of the above features, plus multi-language support, a 50-number phonebook, a 20-number Caller ID log and 10-number redial.

Models RA226,  RA227,  RA228,  RA229,  UA233, UA237, GA238, GA239 and UA235 have features that include: intercom between handsets, last-10-number redial, a 40-number speed dial phonebook, a 20-number Caller ID log, Caller ID for call waiting, handsets that serve as speakerphones, 12 distinctive ring tones and multi-language support. Although similar in features, these phones vary by appearance, giving consumers the ability to choose the look they want.

Phones with Integrated Answering Systems

Rounding out the new phones are models RA230 and RA236, which include all of the same advanced functionality of the above units, plus an integrated answering system. Additional new DECT 6.0 interference-free models include the RA232, GA240 and EA242.

"With the introduction of these new models, ATS continues to be a leader with the number and variety of DECT 6.0-enabled phones that we've made available in the U.S.," said Bruce Hahn, American Telecom CEO. "Furthermore, we continue to look at innovative ways to use the DECT 6.0 technology to enhance our products, because we are committed to maintaining our leadership position. We are planning to introduce additional products throughout 2007 with even more innovative features and service offerings."

Visitors to the Consumer Electronics Show can view the new ATS phones at booth 10546 in the central hall. The company will also provide private demonstrations for the media by appointment only at the Mirage Hotel. To arrange a demonstration, please contact:

Tara Burkhart
Tara.burkhart@atsphone.com
678-636-4387

                                      # # #



About American Telecom Services

American Telecom Services, a leading provider of traditional and internet phones bundled with service offerings, currently offers Digital Clear Internet phone bundles powered by SunRocket and Lingo, Inc. (Voice-over-Internet-Protocol or "VoIP"), and Pay N' Talk prepaid residential long distance communications services powered by IDT. These services are bundled with ATS' diverse line of custom-designed digital cordless multi-handset phones. ATS sells its phone/service bundles through major retailers under the "American Telecom," "ATS," Pay N' Talk and Digital Clear brand names.

More information is available at www.atsphone.com.